EXHIBIT 7

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of September 24, 2003 (the “Effective Date”), by and among Crescent/Mach I Partners, L.P., TCW/Crescent Mezzanine Investment Partners, L.P., TCW/Crescent Mezzanine Partners, L.P., TCW/Crescent Mezzanine Trust and TCW Shared Opportunity Fund II, L.P. (collectively, the “TCW Entities”), the entities and persons listed in Schedule 1 hereto (the “Preferred Stock LLC Members” and, together with the TCW Entities, the “Assignors”), Home Asset Management Corp., a Delaware corporation (the “Assignee”), and MDC Reit Holdings, LLC, a Delaware limited liability company (the “Company”).

R E C I T A L S

WHEREAS, the Assignors hold certain membership interests (the “Membership Interests”) in the Company;

WHEREAS, the Assignors desire to contribute to the Assignee (the “Contribution”) all of their right, title and interest in and to the Membership Interests under the Company’s amended and restated limited liability company agreement, entered into as of February 11, 1997 (the “LLC Agreement”);

WHEREAS, upon consummation of the Contribution in accordance with the terms and subject to the conditions herein, the Assignee will own 100% of the Membership Interests in the Company;

WHEREAS, in consideration for the Contribution the Assignors have agreed to make hereunder, the Assignee desires to amend the rights and preferences of Series A Non-Voting Cumulative Preferred Stock, $.0001 par value (“Series A Preferred Stock”), and Series B Non-Voting Cumulative Preferred Stock, $.0001 par value (“Series B Preferred Stock”), of the Assignee (collectively, the “Assignee Preferred Stock”), and desires to issue shares of a newly authorized Class A common stock, par value $.0001, of the Assignee (“Assignee Class A Common Stock” and, together with the Assignee Preferred Stock, the “Assignee Capital Stock”), in each case upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Contribution is one of a series of transactions pursuant to which the members of the Company and stockholders of the Assignee desire to restructure the Company and the Assignee, and, following the consummation of the Contribution transaction pursuant to the terms herein, the Company will be merged with and into the Assignee, with the Assignee as the surviving entity (the “Merger” and, together with the Contribution, the “Restructuring”);

WHEREAS, as part of the Merger, 100% of the Membership Interests of the Company and certain shares of the common stock (and options and warrants to purchase common stock) of the Assignee will, in each case, be cancelled, and certain employee benefit plans of the Assignee will be terminated;

WHEREAS, in connection with the Restructuring, the Assignee will also terminate an escrow agreement and a pledge agreement to which it is a party, and amend and restate its existing stockholders agreement, voting agreement and irrevocable proxy;

WHEREAS, the Assignee and the TCW Entities are also parties to that certain Securities Purchase Agreement, dated as of February 11, 1997, by and among the Assignee, the TCW Entities, the Company and American Residential Investment Trust, Inc., a Maryland corporation (the “Original Securities Purchase Agreement”), and in connection with the Restructuring, the Assignee and the TCW Entities desire to amend and restate the Original Securities Purchase Agreement (as amended) and to exchange the 12% Senior Secured Notes issued thereunder for 8% Senior Secured Notes (the “Related Notes Transaction”); and

WHEREAS, the Assignee and the TCW Entities expects to consummate the Related Notes Transaction upon the completion of the Restructuring.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       Contribution.  Upon the terms and subject to the conditions set forth herein, at the Closing:

1.1                   Each TCW Entity shall contribute to the Assignee the Membership Interests set forth opposite its name on Schedule 2-A hereto, and the Assignee shall deliver to each TCW Entity the number of shares of Assignee Class A Common Stock set forth opposite the name of such TCW Entity on Schedule 2-B hereto.

1.2                   Each Preferred Stock LLC Member shall contribute to the Assignee the Membership Interests set forth opposite its name on Schedule 3 hereto, and the Assignee shall file with the Delaware Secretary of State a seconded amended and restated certificate of incorporation of the Assignee (the “Second Amended and Restated Charter”) in the form attached as Annex A hereto.

2.                                       Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Suite 3400, Los Angeles, California 90071, at 9:00 a.m (Los Angeles time), on the first business day following the satisfaction and/or waiver of all of the conditions set forth in Section 7 of this Agreement or such other time and place as the parties hereto shall collectively agree (the “Closing Date”).  At the Closing:

2.1                   the Company shall deliver to the Assignee an amended Schedule 1 to the LLC Agreement, which sets forth the Assignee as the sole member of the Company and holding 100% of the Sharing Ratio (as defined in the LLC Agreement) in the Company;

2.2                   if the Assignor is a natural person, such Assignor shall deliver (if applicable) to the Assignee the consent of such Assignor’s spouse in the form attached as Annex B hereto;

2.3                   the Assignee shall deliver to each TCW Entity a certificate or certificates, registered in the name of such TCW Entity, representing the number of shares of Assignee Class A Common Stock set forth opposite such TCW Entity’s name on Schedule 2-B hereto;

2.4                   each party hereto shall have delivered a duly executed Amended and Restated Stockholders Agreement, Voting Agreement and Irrevocable Proxy, in the form attached as Annex C hereto (the “Stockholders Agreement”);

2.5                   the board of directors of Assignee shall have approved and adopted resolutions giving effect to Section 3.2 of the Stockholders Agreement;

2.6                   the Assignee shall have delivered the resignation of Bruce Mosbacher, effective as of the Closing Date, as a member of its board of directors and as an officer of the Assignee; and

2.7                   each party hereto shall deliver all other documents, instruments and writings required to be delivered by such party hereto at or prior to the Closing pursuant to Section 7.

3.                                       Representations and Warranties of the Assignors.  Each Assignor hereby represents and warrants to the Assignee, only as to itself (or himself) and the Membership Interests set forth opposite its or his name on Schedule 2-A or Schedule 3 hereto, as follows:

3.1                   Title to Membership Interest.  The assignment and contribution of the Membership Interests to the Assignee pursuant to this Agreement will vest in the Assignee legal and valid title to such Membership Interests, free and clear of all liens, security interests, adverse claims or other encumbrances of any character whatsoever (“Encumbrances”) other than Encumbrances under the LLC Agreement and applicable securities laws.

3.2                   Legal Power; Organization; Qualification.  The Assignor who is a natural person is competent and has all requisite power and authority to execute and deliver this Agreement and to consummate the transaction contemplated hereby.  Except as set forth in Schedule 4 hereto, no person has any community property rights, by virtue of marriage or otherwise, in any of the Member Interests.  The Assignor which is not a natural person has been duly organized, and is validly existing and in good standing, under the laws of its jurisdiction of formation, has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Agreement.

3.3                   Binding Agreement.  This Agreement has been duly executed and delivered by the Assignor and, assuming due and valid authorization, execution and delivery by the Assignee and the Company, this Agreement constitutes a legal, valid and binding obligation of such Assignor, enforceable against such Assignor in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’

rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.  The spousal consents being executed by the persons listed on Schedule 4 hereto, if any, are enforceable against such persons in accordance with their terms.

3.4                   Consents and Approvals; No Violations.  Except for the filings, permits, authorizations, consents and approvals expressly contemplated by this Agreement, none of the execution, delivery or performance of this Agreement by the Assignor, the consummation by the Assignor of any of the transactions contemplated hereby or compliance by the Assignor with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the certificate of incorporation, the by-laws or similar organizational documents of such Assignor, (b) require any filing with, or permit, authorization, consent or approval of, any governmental entity or other person (including consents from parties to loans, contracts, leases and other agreements to which such Assignor is a party), (c) require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement to which such Assignor is a party, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Assignor or any of such Assignor’s properties or assets, excluding from the foregoing clauses (b), (c) and (d) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on such Assignor or its ability to consummate the transactions contemplated hereby.

3.5                   Investment Experience, etc.  The Assignor is an “accredited investor” as that term is defined in Rule 501(a)(3) of Regulation D promulgated under the  U.S. Securities Act of 1933, as amended (the “Securities Act”).  The Assignor can bear the economic risk of its investment in the Assignee Capital Stock and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of an investment in the Assignee Capital Stock.  The Assignee Capital Stock is being acquired in a transaction not involving any public offering within the meaning of the Securities Act, and the Assignor understands and acknowledges that the Assignee Capital Stock has not been registered and may never be registered under the Securities Act.  The Assignor is acquiring the Assignee Capital Stock solely for such Assignor’s own account and not with a view to a sale or distribution thereof in violation of any securities laws.  The Assignor acknowledges that such Assignor has received, or has had access to, all information which such Assignor considers necessary or advisable to enable such Assignor to make a decision concerning such Assignor’s acquisition of the Assignee Capital Stock.

4.                                       Representations and Warranties of the Assignee.

4.1                   Assignee hereby represents and warrants to each Assignor as follows:

(a)                                  Power and Authority.  The Assignee is a corporation duly organized, validly existing and, except for state franchise taxes and penalties outstanding as of the date hereof, in good standing under the laws of its state of incorporation.  The Assignee has requisite corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby.  The execution, delivery and performance by the Assignee of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by the board of directors of the Assignee, and no other corporate action on the part of the Assignee is necessary to authorize the execution and delivery by the Assignee of this Agreement or the consummation by it of the transactions contemplated hereby.

(b)                                 Binding Agreement.  This Agreement has been duly executed and delivered by the Assignee and, assuming due and valid authorization, execution and delivery thereof by the Assignors and the Company, this Agreement constitutes a legal, valid and binding obligation of the Assignee, enforceable against the Assignee in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c)                                  Consents and Approvals; No Violations.  Except for the filings, permits, authorizations, consents and approvals expressly contemplated by this Agreement, none of the execution, delivery or performance of this Agreement by the Assignee, the consummation by the Assignee of any of the transactions contemplated hereby or compliance by the Assignee with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, the by-laws or similar organizational documents of such Assignee, (ii) require any filing with, or permit, authorization, consent or approval of, any governmental entity or other person (including consents from parties to loans, contracts, leases and other agreements to which the Assignee is a party), (iii) require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement to which the Assignee is a party, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Assignee or any of its properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on such Assignee or its ability to consummate the transactions contemplated hereby.

(d)                                 Investment Experience, etc.  The Assignee can bear the economic risk of its investment in the Membership Interests, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Membership Interests.  The Membership Interests are being acquired in a transaction not involving any public offering within the meaning of the Securities Act, and the Assignee understands and acknowledges that the Membership Interests have not been registered and may never be registered under the Securities Act.  The Assignee is acquiring the Membership Interests solely for its own account and not with a view to a sale or distribution thereof in violation of any securities laws.  The Assignee acknowledges that it has received, or has had access to, all information which it considers necessary or advisable to enable it to make a decision concerning its acquisition of the Membership Interests.

4.2                   Assignee hereby represents and warrants to each TCW Entity that the shares of Assignee Class A Common Stock to be issued to such TCW Entity at the Closing in accordance with the terms of this Agreement have been duly authorized and, at the Closing, will be validly issued, fully paid and nonassessable.

5.                                       Representations and Warranties of the Company.  The Company hereby represents and warrants to each Assignor and the Assignee as follows:

(a)                                  Power and Authority.  The Company is a limited liability company duly organized, validly existing and, except for state annual taxes and penalties outstanding as of the date hereof, in good standing under the laws of its state of formation.  The Company has the requisite limited liability company power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby.  The execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by its members, and no other action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation by it of the transactions contemplated hereby.

(b)                                 Binding Agreement.  This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by the Assignors and the Assignee, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c)                                  Consents and Approvals; No Violations.  Except for the filings, permits, authorizations, consents and approvals expressly contemplated by this Agreement, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of any of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the amended and restated limited liability company agreement and other organizational documents of the Company, (ii) require any filing with, or permit, authorization, consent or approval of, any governmental entity or other person (including consents from parties to loans, contracts, leases and other agreements to which the Company is a party), (iii) require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement to which the Company is a party, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.

6.                                       Covenants; Consents; Waivers.

6.1                   Subject to the terms and conditions hereof, prior to the Closing, each of the parties hereto agrees to use its reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each party hereto in connection with the foregoing, including, without limitation, obtaining all necessary waivers, consents and approvals from other persons to complete the transactions contemplated hereby.

6.2                   Each of the parties hereto shall cooperate with each other party hereto with regard to (a) the preparation, execution and filing of Tax Returns and (b) any Tax audit, administrative or court proceeding and any other matter relating to Taxes, in each case, with regard to the Company or relating to or arising out of the transactions contemplated by this Agreement.  Such cooperation shall include the provision of all relevant information to another party, including relevant information to complete the Tax Return of such party.  Assignee shall prepare and timely file all Tax Returns of Assignee and the Company required to be filed in connection with the transactions contemplated by this Agreement, including, without limitation, the Company’s Tax Returns for its taxable year ending on the Closing Date.  For purposes of this Section 6.2 “Taxes” shall mean all United States federal, state, local and foreign taxes, assessments, levies, duties, imposts or similar charges (whether imposed directly or through withholding), including any interests, additions to tax or penalties applicable thereto and “Tax Returns” shall mean all United States federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, including any amendments thereof.

6.3                   Each of the Assignors consents to the transfer by the other Assignors of their respective Membership Interests to the Assignee in accordance with the terms set forth herein.  Each party hereto agrees that the transactions contemplated hereby shall not be subject to the requirements of Article IX of the LLC Agreement and hereby waives applicability of such Article IX to the transactions contemplated by this Agreement.

6.4                   Each of the Assignors, in its or his capacity as a stockholder of the Assignee, hereby consents to, approves and adopts, in all respects, the Second Amended and Restated Charter, in the form attached as Annex A hereto.  The consent of each Assignor under this Section 6.4 is given as of the date of this Agreement pursuant to Section 228 of the General Corporation Law of the State of Delaware.

6.5                   In connection with the issuance by the Assignee of the Assignee Class A Common Stock, each of the Assignors (other than the TCW Entities) hereby waive their preemptive rights under Section 10 of that certain Stockholders Agreement, Irrevocable Proxy and Voting Agreement, entered into as of February 11, 1997, by and among the Assignee and the stockholders named therein, to the extent such preemptive rights may be deemed applicable to the transaction contemplated hereunder.

6.6                   Each Preferred Stock LLC Member hereby appoints each of Martin Anderson and Bruce Mosbacher, effective from and after the Effective Date, to act, jointly or severally, as such Preferred Stock LLC Member’s Representative (each, a “Preferred Stock LLC Member Representative”) under this Agreement in accordance with the terms herein.

7.                                       Conditions to Closing.

7.1                   Conditions to the Assignee’s Obligations.  The obligations of the Assignee hereunder required to be performed at the Closing shall be subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions, all of which shall be deemed to have been satisfied at or prior to the Closing unless the Assignors, individually or as a group, deliver a written notice to the Assignee prior to the Closing Date stating that the conditions set forth in this Section 7.1 have not been satisfied:

(a)                                  Representations and Warranties.  The representations and warranties of each of the Assignors and the Company set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

(b)                                 Performance of Obligations of Each Assignor and the Company.  Each of the Assignors and the Company shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement to be performed and complied with at or prior to the Closing Date.

(c)                                  No Injunctions or Restraints; Approvals and Consents.  No temporary restraining order or preliminary or permanent injunction of any court, administrative agency or other governmental body of competent jurisdiction prohibiting any of the transactions contemplated by this Agreement shall be in effect.  All third-party consents and all governmental and regulatory approvals and clearances, if any, necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, and the Assignee shall be reasonably satisfied that the consummation of such transactions does not and will not contravene any applicable law, except to the extent any contravention or contraventions, individually or in the aggregate, could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Assignors to complete the transactions contemplated hereby.

7.2                   Conditions to Assignors’ Obligations.  The obligations of the Assignors hereunder required to be performed at the Closing shall be subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

(a)                                  Representations and Warranties.  The representations and warranties of the Assignee set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

(b)                                 Performance of Obligations of the Assignee.  The Assignee shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement to be performed and complied with at or prior to the Closing Date.

(c)                                  No Injunctions or Restraints; Approvals and Consents.  No temporary restraining order or preliminary or permanent injunction of any court, administrative agency or other governmental body of competent jurisdiction prohibiting any of the transactions contemplated by this Agreement shall be in effect.  All third-party consents and all governmental and regulatory approvals and clearances, if any, necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, and the Assignors shall be reasonably satisfied that the consummation of such transactions does not and will not contravene any applicable law, except to the extent any contravention or contraventions, individually or in the aggregate, could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Assignors to complete the transactions contemplated hereby.

(d)                                 Certificate.  The Assignee shall have delivered to the TCW Entities and the Preferred Stock LLC Member Representatives (collectively, the “Assignor Representatives”) a certificate, dated the Closing Date and signed on behalf of the Assignee by its Chairman of the Board, certifying that the conditions set forth in this Section 7.2 have been satisfied with respect to the Assignee.

8.                                       Termination; Right to Rescind this Agreement.

8.1                   Right to Terminate.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)                                  by the unanimous written consent of the parties hereto, provided that, for purposes of this Section 8.1(a), each Preferred Stock LLC Member Representative shall be permitted, and is authorized, to consent to such termination on behalf of each Preferred Stock LLC Member;

(b)                                 by the Assignor Representatives, by written notice to the Assignee, if there has been a material violation or breach by Assignee of any representation, warranty, covenant or agreement set forth in this Agreement, which violation or breach has not been cured within ten (10) business days following receipt by the Assignee of notice of such breach; or

(c)                                  by the Assignee, by written notice to the Assignor Representatives, if there has been a material violation or breach by any of the Assignors of any representation, warranty, covenant or agreement set forth in this Agreement, which violation or breach has not been cured within ten (10) business days following receipt by the breaching Assignor of notice of such breach.

8.2                   Effect of Termination.  In the event of termination of this Agreement in accordance with Section 8.1, this Agreement shall forthwith become void and have no effect, except (a) to the extent that such termination results from the material breach by a party hereto of its obligations hereunder (in which case such breaching party shall be liable for all damages allowable at law and any relief available at equity), and (b) that Section 8.2 and Section 9 shall survive termination of this Agreement.

8.3                   Right to Rescind.  If the Closing shall not have occurred on or prior to September 10, 2003 (the “Outside Date”), then any person or entity that has become a signatory to this Agreement on or prior to the Outside Date may, in its sole and absolute discretion, without further action on its part (other than as contemplated by this Section 8.3) or on the part of any other signatory hereto, or payment by it, rescind its agreement to be a party hereto by giving written notice as follows and pursuant to Section 9.7 hereof:

(a)                                  in the case of the Assignee or the Company, by written notice to the Assignor Representatives;

(b)                                 in the case of the TCW Entities, by written notice to the Assignee and the Preferred Stock LLC Member Representatives; and

(c)                                  in the case of any of the Preferred Stock LLC Members, by written notice to the Assignee and the TCW Entities.

8.4                   Effect of Rescission.  In the event any signatory hereto rescinds his, her or its agreement to be a party hereto in accordance with Section 8.3, this Agreement shall forthwith become void and have no effect as to such entity or person, except that Section 8.4 and Section 9.6 shall survive any rescission of this Agreement by any signatory hereto.

9.                                       Miscellaneous.

9.1                   Entire Agreement; Amendment.  This Agreement, including all schedules and annexes hereto, constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between such parties, whether oral or written, with respect to the subject matter hereof.  No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

9.2                   Assignment; Successors and Assigns.  Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto; provided that each Preferred Stock LLC Member Representatives shall be permitted, and is authorized, to consent to such assignment on behalf of each Preferred Stock LLC Member.  Subject to the preceding sentence, the terms and conditions of this Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns and is not intended to confer any rights, remedies or benefits on any other persons.

9.3                   Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

9.4                   Headings.  The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

9.5                   No Waiver.  No action taken in connection with this Agreement, including any investigation by or on behalf of any party hereto, will be deemed to constitute a waiver by the party taking any action of compliance by any other party hereto with any of such party’s representation, warranty or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

9.6                   Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and/or expenses; provided, however, that if any action or proceeding is instituted to enforce or interpret the terms of this Agreement, the prevailing party in such action shall be entitled, in addition to any other relief to which the party is entitled, to reimbursement of its reasonable attorneys fees and expenses; provided, further, that the Assignee shall pay all costs and expenses incurred by the TCW Entities in connection with this Agreement and the transactions contemplated hereby, including, without limitation, reasonable fees and expenses of legal counsel and other advisors, regardless of whether the transactions contemplated hereby are consummated.

9.7                   Notices.  All notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be delivered (charges prepaid, receipt confirmed or return receipt requested (if available)) by hand, by nationally recognized air courier service, by certified mail or fax, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Notice shall be deemed given and effective (a) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section 9.7 (or in accordance with the latest unrevoked written direction from such party), (b) if by certified mail, upon mailing or (c) if given by fax when such fax is transmitted to the fax number specified in this Section 9.7 (or in accordance with the latest unrevoked written direction from such party), provided the appropriate confirmation is received.

(i)	if to any of the TCW Entities, to it at:

TCW/Crescent Mezzanine Partners, L.P.
11100 Santa Monica Boulevard, Suite 2000
Los Angeles, California 90025
	Phone:	(310) 235-5982
	Fax:	(310) 235-5967
Attention: Tyrone Chang

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071-3132
Phone: (213) 687-5000
Fax: (213) 687-5000
Attention: Jeffrey Cohen, Esq.

(ii)	if to any of the Preferred Stock LLC Members, to such Member at the addresses set forth under such Member’s name on Schedule 1 hereto.

(iii)	if to the Assignee or the Company, to it at:

Home Asset Management Corp.
c/o Martin Anderson, Esq.
Goodsill, Anderson, Quinn & Steifel
1099 Alakea Street, Suite 1800
Honolulu, Hawaii 96813
Phone:	(808) 547-5660
Fax:	(808) 547-5880

with a copy (which shall not constitute notice) to:

Bingham McCutchen, LLP
1900 University Avenue
East Palo Alto, California 94303
Phone:	(650) 849-4400
Fax:	(650) 849-4800
Attention: Alan Kalin, Esq.

and

TCW/Crescent Mezzanine Partners, L.P.
11100 Santa Monica Boulevard, Suite 2000
Los Angeles, California 90025
Telephone:	(310) 235-5982
Fax:	(310) 235-5967
Attention:	Tyrone Chang

9.8                   Further Assurances.  From and after the Closing, each party hereto shall do, and shall cause each party over which it has power as trustee to do, all such further acts and execute, acknowledge, deliver and file all such further instruments and documents as may be necessary or desirable to give effect to and carry out the transactions contemplated by this Agreement.

9.9                   Governing Law.  The validity, performance and enforcement of this Agreement and any agreement entered into pursuant hereto, unless expressly provided to the contrary, will be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

9.10             Consent to Jurisdiction.  Each of the Assignors, the Company and the Assignee (a) consents and irrevocably submits, in any legal action or proceeding relating to this Agreement, to the jurisdiction of the courts of the State of Delaware and of the courts of the United States for a judicial district within the territorial limits of the State of Delaware, and consents that any such action or proceeding may be brought in such courts, (b) consents and irrevocably submits to the venue of such action or proceeding in Delaware (or such judicial district of a court of the United States as will include the same), and waives any objection that it may now or hereafter have to the venue of such action or proceeding in any such courts or that such action or proceeding was brought in an inconvenient forum and (c) consents that service of legal process in any such action or proceeding may be made upon it by certified mail, return receipt requested, postage prepaid, to such party at its address specified in Section 9.7; provided, however, that nothing in this Section 9.10 shall prevent any party hereto from bringing any action in any other jurisdiction.

9.11             Confidentiality.  The terms and conditions of this Agreement, and the transactions contemplated hereby, shall be confidential and shall not be disclosed  without the prior written consent of the other parties hereto (provided that each Preferred Stock LLC Member Representatives shall be permitted, and is authorized, to consent to such disclosure on behalf of each Preferred Stock LLC Member), except (a) that each party hereto may disclose such terms and conditions to its representatives, advisors and counsel who acknowledge the confidentiality hereof, (b) as required by law or (c) or as otherwise mutually agreed upon by the parties hereto.  The parties hereto recognize and agree that in the event of a breach of this Section 9.11, money damages will be insufficient to redress the harm caused by such breach and injunctive relief shall be an appropriate remedy for such breach.  Notwithstanding the foregoing, each party hereto (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the agreements contained herein; provided, however, that no party hereto (and no employee, representative, or other agent thereof) shall disclose any other information that is not relevant to understanding the tax treatment and tax structure of the agreements contained herein (including the identity of any party hereto and any information that could lead another to determine the identity of any party hereto), or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

9.12             Public Announcements.  Each of the parties hereto agrees that, except as contemplated by Section 9.11, no public release or announcement concerning the terms of this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent (which consent shall not be unreasonably withheld) of the other parties hereto, except as such release or announcement may be required by law.

9.13             Specific Performance.  The Assignee, on the one hand, and each Assignor and the Company, on the other hand, each acknowledges that the other will be irreparably harmed and that there will be no adequate remedy at law in the event of a violation by it of any of its covenants or agreements contained in this Agreement.  It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of such covenants and agreements, each of (a) Assignee or (b) Assignor and the Company, as the case may be, shall have the right to obtain injunctive relief to restrain any breach or threatened breach of, or otherwise to obtain specific performance of, the other’s covenants or agreements contained in this Agreement.

9.14             Fair Construction.  This Agreement shall be interpreted without regard to which party hereto initiated the drafting process or proposed or drafted particular language and shall not be construed for or against any party hereto by reason of such initiation, proposal or drafting.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed, or has caused this Agreement to be executed on its behalf, as of the date first above written.

ASSIGNORS:

CRESCENT/MACH I PARTNERS, L.P.

By:	TCW Asset Management Company its investment advisor

	By:	/s/ John C. Rocchio
Name: John C. Rocchio
Title: Managing Director

	By:	/s/ James M. Hassett
Name: James M. Hassett
Title: Managing Director

TCW/CRESCENT MEZZANINE PARTNERS, L.P.
TCW/CRESCENT MEZZANINE TRUST
TCW/CRESCENT MEZZANINE INVESTMENT PARTNERS, L.P.

By:	TCW/Crescent Mezzanine, L.L.C., its investment manager

	By:	/s/ John C. Rocchio
Name: John C. Rocchio
Title: Managing Director

TCW SHARED OPPORTUNITY FUND II, L.P.

By:	TCW INVESTMENT MANAGEMENT COMPANY, its investment manager

	By:	/s/ John C. Rocchio
Name: John C. Rocchio
Title: Managing Director

	By:	/s/ James M. Hassett
Name: James M. Hassett
Title: Managing Director

ERNEST J. GALLO 1991 FAMILY TRUST

By:	/s/ Joseph E. Gallo
Name: Joseph E. Gallo
Title: Trustee

JOSEPH C. GALLO 1994 FAMILY TRUST

By:	/s/ Joseph E. Gallo
Name: Joseph E. Gallo
Title: Trustee

STEPHANIE A. GALLO 1990 FAMILY TRUST

By:	/s/ Joseph E. Gallo
Name: Joseph E. Gallo
Title: Trustee

PK PARTNERS

By:	/s/ Peter E. Haas, Jr.
Name: Peter E. Haas, Jr.
Title: Managing General Partner

JOSEPHINE B. HAAS REVOCABLE TRUST

By:	/s/ Josephine B. Haas
Name: Josephine B. Haas
Title: Trustee

KELLER 1991 TRUST

By:	/s/ George M. Keller
Name: George M. Keller
Title: Trustee

LILLARD PARTNERS

By:	/s/ John S. Lillard
Name: John S. Lillard
Title: Manager

PLF PARTNERS

By:	/s/ W. Parlin Lillard, Jr.
Name: W. Parlin Lillard, Jr.
Title: General Partner

SAW ISLAND PARTNERS

By:	/s/ R. Bruce Mosbacher
Name: R. Bruce Mosbacher
Title: General Partner

/s/ Martin Anderson
Martin Anderson

ASSIGNEE:

HOME ASSET MANAGEMENT CORP., a Delaware corporation

By:	/s/ Martin Anderson
Name: Martin Anderson
Title: Chairman

COMPANY:

MDC REIT HOLDINGS, LLC, a Delaware limited liability company

By:	Home Asset Management Corp., Its managing member

By:	/s/ Martin Anderson
Name: Martin Anderson
Title: Chairman

Schedule 1

List of Preferred Stock LLC Members

Ernest J. Gallo 1991 Family Trust

c/o Susan Zakarian

600 Yosemite Blvd.

P.O. Box 1130

Modesto, CA 95353

Joseph C. Gallo 1994 Family Trust

c/o Susan Zakarian

600 Yosemite Blvd.

P.O. Box 1130

Modesto, CA 95353

Stephanie A. Gallo 1990 Family Trust

c/o Susan Zakarian

600 Yosemite Blvd.

P.O. Box 1130

Modesto, CA 95353

Josephine B. Haas Revocable Trust

c/o Roy Cuenca

Argonaut Securities

1155 Battery Street

San Francisco, CA 94111

Keller 1991 Trust

c/o George Keller

Chevron Corporation

345 California Street, 30th Floor

San Francisco, CA 94104

Lillard Partners

c/o John S. Lillard

1340 N. Waukegan Road

Lake Forest, IL 60045

PK Partners

c/o Roy Cuenca

Argonaut Securities

1155 Battery Street

San Francisco, CA 94111

PLF Partners

c/o W. Parlin Lillard, Jr.

533 Middle Road

Del Rey Beach, FL 33483

Saw Island Partners

c/o R. Bruce Mosbacher

2200 Sand Hill Road, Suite 150

Menlo Park, CA 94025

Martin Anderson, Esq.

Goodsill, Anderson, Quinn & Steifel

1099 Alakea Street, Suite 1800

Honolulu, HI 96813

Schedule 2-A

Membership Interests of TCW Entities

As of September 24, 2003

Crescent/Mach I Partners, L.P.	Membership Interests representing 0.00146% of the Company’s Aggregate Capital Contribution

TCW/Crescent Mezzanine Investment Partners, L.P.	Membership Interests representing 0.00026% of the Company’s Aggregate Capital Contribution

TCW/Crescent Mezzanine Partners, L.P.	Membership Interests representing 0.00964% of the Company’s Aggregate Capital Contribution

TCW/Crescent Mezzanine Trust	Membership Interests representing 0.00293% of the Company’s Aggregate Capital Contribution

TCW Shared Opportunity Fund II, L.P.	Membership Interests representing 0.00030% of the Company’s Aggregate Capital Contribution

Schedule 2-B

Class A Common Stock Issuance

Crescent/Mach I Partners, L.P.	80,000 shares of Class A Common Stock

TCW/Crescent Mezzanine Investment Partners, L.P.	14,445 shares of Class A Common Stock

TCW/Crescent Mezzanine Partners, L.P.	528,644 shares of Class A Common Stock

TCW/Crescent Mezzanine Trust	160,911 shares of Class A Common Stock

TCW Shared Opportunity Fund II, L.P.	16,000 shares of Class A Common Stock

Total	800,000 shares of Class A Common Stock

Schedule 3

Membership Interests of Preferred Stock LLC Members

Schedule 4

Spousal Consent

Annex A

Form of the Second Amended and Restated Certificate

Annex B

Form of Spousal Consent

Annex C

Form of Amended and Restated Stockholders Agreement, Voting Agreement
and Irrevocable Proxy